EXHIBITS

                             APAC TELESERVICES, INC.

         EXHIBIT (11)--STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

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                                          THIRTEEN WEEKS ENDED                 THIRTY-NINE WEEKS ENDED
                                     SEPTEMBER 29,       OCTOBER 1,       SEPTEMBER 29,        OCTOBER 1,
                                         1996               1995               1996                1995
                                                   (000's omitted, except for per share data)

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Primary shares:
 Average shares outstanding                46,342            39,600             46,261             39,600
 Net effect of dilutive stock
  options - based upon the
  treasury stock method using
  average market price                      1,774               486              1,554                486
    Totals                                 48,116            40,086             47,815             40,086

Fully diluted shares:
 Average shares outstanding                46,342            39,600             46,261             39,600
 Net effect of dilutive stock
    options - based upon the
  treasury stock method using
  quarter-end market price                  2,150               486              1,938                486
    Totals                                 48,492            40,086             48,199             40,086

Net income                                 $8,620            $2,231            $20,456             $7,729


Pro forma income data:
 Net income as reported                                      $2,231                                $7,729
 Pro forma adjustment to
  recognize C corporation
  income taxes                                                 (877)                               (3,030)
    Pro forma net income                                     $1,354                                $4,699

Primary per share amounts:
 Net income as reported                     $0.18      $0.05                     $0.43       $0.19
 Pro forma adjustment                        -         (0.02)                    -           (0.07)
  Net income as adjusted                    $0.18      $0.03                     $0.43       $0.12

Fully diluted per share amounts:
 Net income as reported                     $0.17      $0.05                     $0.42       $0.19
 Pro forma adjustment                        -         (0.02)                    -           (0.07)
  Net income as adjusted                    $0.17      $0.03                     $0.42       $0.12


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